FORM OF
                                  AMENDMENT TO
                            TRANSFER AGENT AGREEMENT


     This Amendment dated as of January 1, 2001, is to the Transfer Agent Agreement made as of September 3, 1993 and subsequently amended and restated on February 21, 1997 (the "Agreement") by and between Franklin Templeton Investor Services, Inc., a U.S. registered investment adviser and Florida corporation (the "Transfer Agent") and Templeton Institutional Funds, Inc. (the "Company").

                                   WITNESSETH:

     WHEREAS, both Transfer Agent and the Company wish to amend the Transfer Agent Agreement;

     WHEREAS, the Transfer Agent merged into FRANKLIN TEMPLETON INVESTOR SERVICES, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     1. Transfer Agent's name is henceforth to be known as "Franklin Templeton Investor Services, LLC."

     2. All references to the Transfer Agent being a "Florida corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                    FRANKLIN TEMPLETON INVESTOR SERVICES, LLC


                                    By:_______________________________________
                                            Basil K. Fox, Jr.
                                            President

                                    TEMPLETON INSTITUTIONAL FUNDS, INC.


                                    By:_______________________________________
                                            Donald F. Reed
                                            President